Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Streamline Health Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-183899, 333-166843, 333-190045) on Form S-3 and (Nos. 333-184959, 333-28055, 333-18625, 333-20765, 333-125393, 333-174775, 333-188763, 333-188764, 333-208752) on Form S-8 of Streamline Health Solutions, Inc. of our report dated April 16, 2015, with respect to the consolidated balance sheet of Streamline Health Solutions, Inc. and subsidiary as of January 31, 2015, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows for the year ended January 31, 2015, and related financial statement schedule, which report appears in the January 31, 2016 annual report on Form 10-K of Streamline Health Solutions, Inc.

/s/ KPMG LLP
Atlanta, Georgia
April 20, 2016